Exhibit 10.1

Transition Agreement

The following Transition Agreement is entered into between Plexus Corp., and you, Ginger Jones, Senior Vice President and Chief Financial Officer, and reflects the terms of your resignation, the transition of your job duties and responsibilities and certain benefits that may be provided to you.

The Announcement Of Your Resignation

We believe it is in everyone’s best interest to announce your resignation and intended departure from Plexus after you sign this Transition Agreement, in a press release issued by Plexus. SEC rules will also require a public disclosure by Plexus.

The Transition Period

Should you sign and not later revoke a release for legal claims (the “Release”), you will immediately assume the title of Vice President (and no longer be an executive officer, Chief Financial Officer, principal accounting officer, or member of the Plexus Leadership Team), and will serve in that capacity until September 27, 2014, unless you begin employment with another employer prior to then, end the employment relationship yourself, are terminated for cause or are no longer able to serve due to sustained incapacity or death1 (the “Transition Period”). Should you secure alternate employment before September 28, 2014, you agree (1) to inform Plexus’ CEO or CAO of your new job as soon as possible (and at least 15 days) prior to your start date, and (2) that your resignation from Plexus would become effective as of the date you start your new job. During the Transition Period, you agree that you will be relieved from performing any regular work for Plexus. You will work remotely during the Transition Period and you will provide assistance with the transition to your successor, as reasonably requested.
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1 "Cause" means:

a.Your willful and continued failure to substantially perform your duties with Plexus (other than a failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Board or the Chief Executive
Officer of the Company that specifically identifies the manner in which the Board or the Chief Executive Officer believes that you have not substantially performed your duties, and after you have been given at least 30 days in which to cure such failure; or
b.Your willful engaging in misconduct that is injurious to the Company. For purposes of this provision, no act or failure to act shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act prior to the date of this Transition Agreement, based upon authority given pursuant to a resolution duly adopted by the Board, the instructions of the Chief Executive Officer, a senior officer of the
Company, or based upon the advice of counsel for the Company will be presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company; or
c.Your breach of any terms of the Transition Agreement.

During the Transition Period, your base salary and benefits eligibility (including company car, the Supplemental Executive Retirement Plan and Executive Flexible Perquisite Benefit Plan) will remain the same as currently in effect. However, should your employment with Plexus end prior to September 28, 2014, for any of the reasons described above, you agree that you will no longer be eligible for salary or Plexus-sponsored benefits as of the last day of your employment with Plexus. In addition to the other provisions of this Agreement, you agree that the compensation and benefits to be provided to you provide adequate consideration for the Release.

Regardless of whether you sign this Transition Agreement or the Release: (1) your current Change in Control Agreement will end at the conclusion of the 2014 fiscal year or earlier if your employment with Plexus ceases for any reason prior to that date; (2) your vested stock options will be exercisable in accordance with Plexus’ equity plans and compensation policies, including the applicable Incentive Stock Option and Non-Qualified Stock Option Agreements; and, (3) your performance stock units will be treated in accordance with the Performance Stock Unit Agreement dated January 20, 2014. During the Transition Period, you will not be eligible for any future stock option or other equity grants, but your outstanding stock options will continue to vest until your employment with Plexus ends.

The Variable Incentive Program

Should you sign and not later revoke the Release, for the fiscal year 2014, you will maintain your eligibility status in the Variable Incentive Compensation Program (“VICP”) as though you had continued to serve as Chief Financial Officer, provided you are still employed with Plexus on September 27, 2014. The timing and amount of the bonus payment will be made pursuant to the terms and conditions of the VICP. If you are not employed by Plexus on September 27, 2014, or do not agree to execute and effectuate the Release, you will not be entitled to any payment pursuant to the VICP.

Effect of Not Signing The Release, Or Revoking It After Signing

Should you chose not to sign the Release, or revoke it after signing, your employment will end immediately, and none of the benefits, salary or bonus described in this Transition Agreement will be offered or provided to you.

Mutual Non-Disparagement

Plexus agrees to direct its executive officers not to make disparaging remarks about you.
You agree not to make disparaging remarks about Plexus or its subsidiaries (including their officers, directors and employees), their products, services, or practices (including, but not limited to, financial and personnel practices), and you represent that you have not knowingly engaged in any wrongdoing towards Plexus or its subsidiaries, vendors, customers, employees, or government regulators. Nothing in this paragraph should be construed to prevent you from honestly responding to a government investigation or subpoena, however.

Accrued but Unused Vacation Payout

Regardless of whether you sign this Transition Agreement or a release, you will receive pay for all accrued but unused vacation earned through your separation date in a lump sum at the conclusion of the next payroll cycle following your separation date.

Outstanding Expense Reimbursement

Any outstanding expense reports must be received within thirty (30) days from your separation date for reimbursement to occur.

Your Confidentiality Agreement Remains in Effect

You specifically reaffirm your obligations under the Trade Secret and Confidential Information Agreement executed by you. Your obligations under such agreement are in addition to and not in lieu of any protections under the Uniform Trade Secrets Act or similar laws.

End of Transition Period Benefit

Provided you (i) remain employed by Plexus until September 27, 2014, (ii) have not begun employment with another employer prior to September 28, 2014, (iii) execute and effectuate a second release of any potential legal claims (which would also include a promise that you and Plexus would continue to not disparage the other as described above), substantially in the form attached hereto, and (iv) have not violated this Transition Agreement or any other obligations to the company, Plexus will accelerate the vesting of the 10,000 (ten thousand) Restricted Stock Units (RSUs) granted to you on January 23, 2012, and will waive continued service requirements. If any of the conditions in the previous sentence are not satisfied, your RSUs will expire pursuant to the applicable RSU Agreement.

Final Agreement

This Transition Agreement, the Release and the potential future release discussed above represent the entire agreement and understanding between Plexus and you concerning your separation from Plexus’ employment, and supersede and replace any and all prior agreements concerning your relationship with Plexus or its affiliates, oral or written, except for the Trade Secret and Confidential Information Agreement executed by you, which shall remain in full force and effect. No provision of this Transition Agreement or the Release may be waived or amended except by an agreement signed by an authorized representative of Plexus.

Governing Law And Forum Selection

This Transition Agreement is made in Wisconsin and shall be construed under the laws of that state without regard to conflict of laws provision of any jurisdiction. Both you and Plexus hereby consent to the exclusive jurisdiction of the U.S. District Court-Eastern District of Wisconsin, or if federal subject matter jurisdiction does not exist, to the exclusive jurisdiction of the Wisconsin Circuit Court in Winnebago County, should either party seek legal recourse to enforce their rights under this contract.

PLEXUS CORP.

By:    /s/ Angelo Ninivaggi                5/4/2014
Angelo Ninivaggi, Senior Vice President, Chief    Date
Administrative Officer and General Counsel

AGREED TO AND ACCEPTED THIS 4TH DAY OF MAY, 2014.
By:    /s/ Ginger Jones
Ginger Jones